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                             N E W S R E L E A S E


For:       Immediate Release

Contact:   Sheila Celata (617) 726-7120


      UST CORP. ANNOUNCES DEFINITE AGREEMENT TO PURCHASE
          TWENTY BAYBANK AND BANK OF BOSTON BRANCHES


     BOSTON, MASS. June 18,1996. UST Corp. (NASDAQ: USTB) and its principal subsidiary, USTrust, announced today the execution of a definitive agreement with the Bank of Boston under which USTrust will purchase certain assets and assume the deposit liabilities of twenty branches located in the greater Boston area. The purchase is conditioned on the pending merger of BayBanks, Inc. with Bank of Boston.

     The transaction involves the transfer of approximately $860 million in deposits, and USTrust will purchase $510 million in commercial, residential real estate and other loans with businesses and consumers located in the communities served by the branches. Upon completion of the transaction, USTrust will pay a premium equal to 7% of the deposit liabilities assumed.

     "We are pleased with this acquisition because it enables USTrust to service a wider geographic area, and to bring our highly competitive products and services to more of the eastern Massachusetts market," stated Neal F. Finnegan, president and chief executive officer. "Convenience is a very important factor in bank selection," noted Finnegan, "and the addition of 20 branches in key cities and towns in greater Boston will give USTrust the third largest branch network in the metropolitan area, and will enable the Bank to expand its consumer and commercial customer bases."

     USTrust currently operates 28 branches in eastern Massachusetts. Following the transaction, USTrust will operate 48 branches with over $2.2 billion in

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deposits, $1.6 billion in net loans and $2.7 billion in total assets. Sixteen of the branches to be acquired arc currently operated as BayBank branches and four of the branches are operated by Bank of Boston. Ten of the branches are located in Middlesex County, with the remaining ten divided equally between Norfolk and Suffolk Counties. USTrust does not expect to close any of its existing branches and will offer BayBank and Bank of Boston branch employees at these branches similar employment with USTrust.

     The transaction is expected to be completed in the fourth quarter of 1996, and is subject, among other matters, to the approval of bank regulators. UST Corp. expects to fund this transaction with existing resources and does not expect to issue any additional shares.

     UST Corp. is a $2.0 billion Boston-based bank holding company. Through its banking and nonbanking subsidiaries, the Company provides a broad range of financial services, principally to individuals and small-and medium-sized companies in New England. Included in these services are commercial banking, consumer services, trust and money management and equipment leasing.

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Attachment:  List of Branches